Exhibit 10.2 Form of Debt Settlement Agreement with partial conversion

DEBT SETTLEMENT AGREEMENT

THIS AGREEMENT made the date set forth below between certain debt holders listed on the attached Exhibit “A” (collectively, the “Debt Holders”) and Vidaroo Corporation (“Vidaroo”).

RECITALS

WHEREAS, the Debt Holders are owed certain debt obligations by Vidaroo pursuant to Convertible Secured Promissory Note and Loan Agreements dated _______________.

WHEREAS, Vidaroo is in default of this debt obligation owed to the Debt Holders.

WHEREAS, Vidaroo and the Debt Holders have agreed to convert the related accrued interest into an equity interest in Vidaroo. The entire outstanding obligation is set forth on the attached Exhibit “A.”

WHEREAS, Vidaroo and Debt Holder agree to convert the accrued interest as indicated in Exhibit “B” with the conversion percentages that are delineated in Exhibit “A”.

WHEREAS, Vidaroo and Debt Holders have agreed to a repayment schedule for the remaining portion of the outstanding obligation to Debt Holder as further delineated on the attached Exhibit “B”.  Such Obligation shall continue to bear interest at 12% and be repayable over a 2.5 year period beginning 4/1/2013 of equal monthly payments of $_________.

WHEREAS, Vidaroo and Debt Holders agree that any remaining obligation as indicated in Exhibit “B” shall continue to maintain the terms and conditions as indicated in “Convertible Loan and Promissory Note Agreement” and related “Security Agreement” associated with the origination of the obligation further delineated in the attached Exhibit “B”.

NOW, THEREFORE, in consideration of the covenants contained herein the parties agree as follows:

1.           Recitals.  The above recitals are true and correct and incorporated herein by reference.

2.           Preferred Shares.  Vidaroo will issue up to 40,000,000 shares of preferred stock to the Debt Holders (and others) on a pro-rata basis based on their percentage of the outstanding debt plus accrued interest, held by the Debt Holders individually, to the total debt and accrued interest outstanding.  The respective allocation of such shares is set forth on Exhibit “A.”  The preferred stock will have full voting rights and the right to a dividend distribution, as detailed below.  The preferred shares will include a five percent (5%) distribution of the amount loaned per annum, due within thirty (30) days of the end of each calendar year, beginning January 1, 2012.  If a distribution is not made when due, Vidaroo may not increase executive salaries or pay any cash bonuses.  If Vidaroo raises $1 million or more in additional debt or equity, then at least fifty percent (50%) of the accumulated, unpaid dividend must be paid within thirty days of closing on the funding.  The preferred shareholders as named (“Preferred Shareholders”) will also have the right to purchase additional shares on a cost basis equal with that offered to any other purchaser to prevent dilution. The number of shares that can be purchased shall be determined by the relationship of the number of preferred shares issued to and held by the Preferred Shareholder divided by the total number of fully diluted shares outstanding at the time.  However, the right to purchase additional shares on an equal basis with those offered to any other purchaser shall not be transferable.  Otherwise, the subject shares shall be legally transferable under the rules and regulations of the Securities and Exchange Commission.

3.           General Release.  In exchange for the preferred stock issued to Debt Holders as detailed in Exhibit A and as referenced under Section 2 above, the Debt Holders, for themselves and for their agents, designees, representatives, heirs, and assigns, do hereby forever, finally, fully, unconditionally and completely release, acquit, remise, waive, dismiss, and discharge Vidaroo and its respective agents, attorneys, insurers, servants, relatives, parents, subsidiaries, affiliates, divisions, related entities, successors and predecessors in interest, officers, directors, members, shareholders, managers, partners, and employees, current or former, from any and all claims, actions, causes of action or demands, that Debt Holders have or may have had, from the beginning of the world until the date of the final execution of this Agreement, whether known or unknown, that was or could have been raised against Vidaroo or its respective agents, attorneys, insurers, servants, relatives, parents, subsidiaries, affiliates, divisions, related entities, successors and predecessors in interest, officers, directors, members, shareholders, managers, partners, and employees, current or former.

This Release does not apply to, and the parties are not relieved from their respective obligations under this Agreement and the surviving terms and conditions relative to the Convertible Promissory Note and Loan Agreement and related Security Agreement dated ______________________ which shall continue subsequent to this General Release.

4.           Repurchase.  Vidaroo may repurchase the preferred stock issued under this Agreement by paying $.10 per share in negotiable United States currency by bank check.

5.           Warrants.  Vidaroo will issue warrants to purchase 13,937,331 shares of common stock, at $0.10 per share.  Said warrants shall be fully vested and exercisable for a ten (10) year period, and issued pro-rata on each Debt Holder’s percentage of the overall debt as defined above.  These warrants and the shares offered thereby shall be legally transferable under the rules and regulation of the Securities and Exchange Commission.

6.           Rules of Construction and Interpretation.

(a) Entire Agreement. This "Agreement" constitutes the entire agreement between the parties pertaining to the subject matters of the Agreement, and it supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matters of the Agreement.  Except as otherwise herein provided, no covenant, representation, or condition not expressed in this Agreement, or in an amendment made and executed in accordance with the provisions of the sub-paragraph (b) of this paragraph, shall be binding upon the parties or shall affect or be effective to interpret, change, or restrict the provisions of this Agreement.

(b) Amendments. No change, modification, or termination of any of the terms, provisions, or conditions of this "Agreement" shall be effective unless made in writing and signed or initialed by all parties to this Agreement.
7.           Counterparts.                                This Agreement may be executed in counterparts, and upon such execution all of which counterparts shall be deemed complete, and considered original, and will constitute one and the same Agreement and the terms provisions and obligations set forth shall be in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates stated.

Vidaroo Corp.

Thomas Moreland, CFO and Secretary

Dated: May 16, 2012